Exhibit 5

[OMM LETTERHEAD]

October 15, 2003

Univision Communications Inc.

1999 Avenue of the Stars, Suite 3050

Los Angeles, California 90067

Re:                             Registration of Securities of Univision Communications Inc.

Gentlemen:

We have acted as special counsel to Univision Communications Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) on Form S-8 to Form S-4 Registration Statement filed by the Company relating to up to 4,693,601 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”). All of the Shares are issuable pursuant to the Hispanic Broadcasting Corporation Long-Term Incentive Plan (formerly the Heftel Broadcasting Corporation Long-Term Incentive Plan) (the “Plan”) and were previously registered on the Company’s Registration Statement on Form S-4 (File No. 333-99037), as amended.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

The law covered by this opinion is limited to the General Corporation Law of the State of Delaware.  We express no opinion with respect to the applicability or the effect of any other laws and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to the reference to this firm in the Post-Effective Amendment and to your filing of this opinion as an exhibit to the Post-Effective Amendment.

Respectfully submitted,

/s/ O’Melveny & Myers LLP